EXHIBIT 99.01

KANA Software Announces NASDAQ Delisting

MENLO PARK, Calif. – October 14, 2005 - KANA Software, Inc. (NASDAQ: KANAE), today announced that it has been notified by NASDAQ that its securities will be delisted from The NASDAQ Stock Market effective with the open of business on October 17, 2005 for its non-compliance with Marketplace Rule 4310(c)(14), which requires the timely filing of financial reports with the Securities and Exchange Commission.

The Company requested and was granted a short extension from NASDAQ to file its Form 10-Q for the quarter ended March 31, 2005 by October 7 but was unable to meet this deadline. The Company successfully filed its Q1 10-Q on the SEC’s next business day, Tuesday, October 11. The Company expects its securities will trade on the “pink sheets” until it becomes current in its filings when it will then move to the Over the Counter (OTC) Bulletin Board. The Company may request the NASDAQ Listing and Hearing Review Council to review the decision of the NASDAQ Listing Qualifications Panel.

KANA successfully filed its Form 10-K and Form 10-Q for Q1 with no restatements. The company plans to apply for re-listing on NASDAQ as soon as it is in compliance with all necessary listing requirements.

“Although this news is disappointing, it does not impact our daily operations, our customers, or our vision of being the leading provider of customer service applications,” said Michael Fields, CEO at KANA. “We remain focused on running our business, developing innovative solutions and providing absolute customer satisfaction.”

About KANA

KANA is a leading provider of Service Resolution Management (SRM) solutions that improve customer satisfaction, reduce service costs, and increase revenues. KANA’s award-winning suite of customer service solutions for assisted, self, and proactive service enables companies to resolve customer requests quickly and accurately across multiple channels. Built on the industry’s most advanced Web architecture, KANA’s solutions are in use at approximately half of the world’s largest 100 companies. For more information visit www.kana.com.

Cautionary Note Regarding Forward-looking Statements Under the Private Securities Litigation Reform Act of 1995:

Information in this release regarding KANA’s forecasts, projections, expectations, beliefs, and intentions are forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to KANA as of the date of this release, which may likely change, and we assume no obligation to update any such forward-looking statement. These statements include statements about KANA’s ability to move to the Over the Counter (OTC) Bulletin Board and to apply for re-listing on NASDAQ relating to potential appeal of NASDAQ’s decision.

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NOTE: KANA is a registered trademark of KANA Software, Inc. All other company and product names may be trademarks of their respective owners.

Contact:

KANA Software

Jessica Hohn, 603-665-1306

jhohn@kana.com

Elise Sherman, 978-474-1900

PAN Communications

kana@pancomm.com

Investors:

Carolyn Bass or Susan Coss, 415-445-3240

Market Street Partners

kana@marketstreetpartners.com